Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Comtech Telecommunications Corp.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 33-66278, 33-83584, 333-125625, 333-68967 and 333-51708) and on Form S-3 (Nos. 333-107395, 333-114268 and 333-109928)  of Comtech Telecommunications Corp. of our reports dated September 22, 2005, relating to (i) the consolidated balance sheets of Comtech Telecommunications Corp. and subsidiaries as of July 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity and comprehensive income and cash flows, for each of the years in the three-year period ended July 31, 2005, and the related financial statement schedule, and (ii) management’s assessment of the effectiveness of internal control over financial reporting as of July 31, 2005, and the effectiveness of internal control over financial reporting as of July 31, 2005, which reports appear in the July 31, 2005 Annual Report on Form 10-K of Comtech Telecommunications Corp. Our report described in (ii) above contains an explanatory paragraph relating to the exclusion of internal control over financial reporting associated with one entity acquired during 2005 from management’s assessment and our assessment of the effectiveness of internal control over financial reporting of Comtech Telecommunications Corp. as of July 31, 2005.

Melville, New York
September 22, 2005